UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                               SCHEDULE 13D
                              AMENDMENT NO. 4

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       Interstate Hotels & Resorts, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                 Common Stock (Par Value $ 0.01 Per Share)
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                46088S 10 6
--------------------------------------------------------------------------------
                               (CUSIP Number)

         Jonathan L. Mechanic, Esq.                 Richard E. Schatz, Esq.
Fried, Frank, Harris, Shriver & Jacobson        Stearns Weaver Miller Weissler
            One New York Plaza                    Alhadeff & Sitterson, P.A.
            New York, NY 10004               150 West Flagler Street, Suite 2200
             (212) 859-8000                          Miami, Florida 33130
                                                       (305) 789-3570

                             Hughes & Luce LLP
                              1717 Main Street
                                 Suite 2800
                              Dallas, TX 75201
                               (214) 939-5425
--------------------------------------------------------------------------------
         (Name, Address and Telephone Number of Persons Authorized to Receive Notices and Communications)

                              August 17, 2004
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LB INTERSTATE GP LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       33,323

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        3,566,893

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   33,323
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   3,566,893

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,600,216*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    11.8%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LB INTERSTATE LP LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       2,642,500

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   2,642,500
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   2,642,500*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    8.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,636,001 outstanding shares, representing (i) 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004 and (ii) 5,000 vested and exercisable option grants to Messrs. Mikulich and Flannery, directors of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    PAMI LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|

---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,242,716

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,242,716

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   6,242,716*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   20.4%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,636,001 outstanding shares, representing (i) 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004 and (ii) 5,000 vested and exercisable option grants to Messrs. Mikulich and Flannery, directors of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    PROPERTY ASSET MANAGEMENT INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|
---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,242,716

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,242,716

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   6,242,716*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    20.4%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    CO

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,636,001 outstanding shares, representing (i) 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004 and (ii) 5,000 vested and exercisable option grants to Messrs. Mikulich and Flannery, directors of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LEHMAN ALI INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,242,716

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,242,716

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   6,242,716*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    20.4%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    CO

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,636,001 outstanding shares, representing (i) 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004 and (ii) 5,000 vested and exercisable option grants to Messrs. Mikulich and Flannery, directors of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LEHMAN BROTHERS HOLDINGS INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        6,242,716

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   6,242,716

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   6,242,716*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    20.4%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    HC/CO

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,636,001 outstanding shares, representing (i) 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004 and (ii) 5,000 vested and exercisable option grants to Messrs. Mikulich and Flannery, directors of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    SMW-IHC, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    0*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DEL-IHC, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    0*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KFP INTERSTATE ASSOCIATES, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,188,964

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,188,964

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,188,964*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.9%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KFP INTERSTATE, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,188,964

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,188,964

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,188,964*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.9%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GROSVENOR, LC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,188,964

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,188,964

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,188,964*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.9%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KFP HOLDINGS, LTD.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,188,964

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,188,964

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,188,964*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.9%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      QUADRANGLE TRUST COMPANY (BVI) LIMITED

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    BRITISH VIRGIN ISLANDS

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,188,964

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,188,964

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,188,964*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.9%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      SHERWOOD M. WEISER

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       25,830

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        480,185

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   25,830
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   480,185

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   506,015*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.7%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,633,501 outstanding shares, representing (i) 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004 and (ii) 2,500 vested and exercisable option grants to Mr. Weiser, a director of the Company.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DONALD E. LEFTON

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       19,678

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        480,185

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   19,678
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   480,185

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    499,863*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KARIM ALIBHAI

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       34,267

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        855,389

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   34,267
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   855,389

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    889,656*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.9%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,635,168 outstanding shares, representing (i) 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004 and (ii) 4,167 vested and exercisable option grants to Mr. Alibhai, a director of the Company.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KFP/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       1,188,964

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   1,188,964
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,188,964*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.9%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KFP/LB IHR GP, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,188,964

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,188,964

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,188,964*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.9%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KA/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       855,389

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   855,389
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   855,389*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.8%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KA/LB IHR GP, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        855,389

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   855,389

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   855,389*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.8%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    CG VENTURES/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       468,474

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   468,474
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   468,474*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.5%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    CG VENTURES/LB IHR GP, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        468,474

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   468,474

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   468,474*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.5%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    SMW/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       480,185

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   480,185
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   480,185*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    SMW/LB IHR GP, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        480,185

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   480,185

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   480,185*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DEL/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       480,185

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   480,185
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   480,185*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DEL/LB IHR GP, INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        480,185

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   480,185

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   480,185*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    PS/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       93,696

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   93,696
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   93,696*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.3%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    PS/LB IHR GP, INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        93,696

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   93,696

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   93,696*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.3%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    PETER SIBLEY

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        93,696

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   93,696

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   93,696*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.3%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------

*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    HAIDER ALIBHAI UKANI

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        468,474

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   468,474

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   468,474*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.5%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------

*    May be deemed to beneficially own shares held by other Reporting
     Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    CGLH PARTNERS I LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    PN

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    CGLH PARTNERS II LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    PN

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    MK/CG GP LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    MK/CG LP LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    CG INTERSTATE ASSOCIATES LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    CONTINENTAL GENCOM HOLDINGS, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

     Pursuant to Rule 13d-2(a) of Regulation 13D of the general Rules and Regulations under the Securities Exchange Act of 1934, as amended, the undersigned hereby amend their Schedule 13D statement filed with the Securities and Exchange Commission on August 12, 2002 as amended on September 10, 2002, October 2, 2003 and November 26, 2003 (the "Original Statement"), relating to the shares of common stock, par value $.01 per share (the "Common Stock") of Interstate Hotels & Resorts, Inc., a Delaware corporation (the "Company") as set forth herein. Capitalized terms used herein but not defined shall have the meanings set forth in the Original Statement.

     The Reporting Persons have entered into a Joint Filing Agreement, dated as of August 17, 2004, a copy of which is attached hereto as Exhibit
99.1. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Exchange Act.

ITEM 2. IDENTITY AND BACKGROUND

     Item 3 is amended and restated to read in its entirety:

     This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons").1


LB Interstate GP LLC, a Delaware limited liability company;
LB Interstate LP LLC, a Delaware limited liability company;
PAMI LLC, a Delaware limited liability company;
Property Asset Management Inc., a Delaware corporation;
Lehman ALI Inc., a Delaware corporation;
Lehman Brothers Holdings, Inc., a Delaware corporation;
SMW-IHC, LLC, a Delaware limited liability company;
DEL-IHC, LLC, a Delaware limited liability company;
KFP Interstate Associates, LLC, a Delaware limited liability company;
KFP Interstate, LLC, a Delaware limited liability company;
Grosvenor, LC, a Texas limited liability company;
KFP Holdings, Ltd., a Texas limited partnership;
Quadrangle Trust Company (BVI) Limited, a British Virgin Islands corporation, as Trustee of the Newlyn Trust.
Sherwood M. Weiser, an individual, and a citizen of the United States of America;
Donald E. Lefton, an individual, and a citizen of the United States of America; Karim Alibhai, an individual, and a citizen of the United States of America; KFP/LB IHR II, LP, a Delaware limited partnership;
KFP/LB IHR GP, LLC, a Delaware limited liability company;
KA/LB IHR II, LP, a Delaware limited partnership;
KA/LB IHR GP, LLC, a Delaware limited liability company;
CG Ventures/LB IHR II, LP, a Delaware limited partnership;
CG Ventures/LB IHR GP, LLC, a Delaware limited liability company;
SMW/LB IHR II, LP, a Delaware limited partnership;
SMW/LB IHR GP, LLC, a Delaware limited liability company;
DEL/LB IHR II, LP, a Delaware limited partnership;
DEL/LB IHR GP, Inc., a Delaware corporation;
PS/LB IHR II, LP, a Delaware limited partnership;
PS/LB IHR GP, Inc., a Delaware corporation;
Peter Sibley, an individual, and a citizen of the United States of America; Haider Alibhai Ukani, an individual, and a citizen of the United States of
  America;

--------------------

1. Neither the present filing nor anything contained herein will be construed as an admission that any Reporting Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934, as amended.


     LB Interstate GP LLC and LB Interstate LP LLC each makes investments for long term appreciation. Each is wholly owned by PAMI LLC, which makes all investment decisions on its behalf. The principal business and office address of each of LB Interstate GP LLC and LB Interstate LP LLC is 745 Seventh Avenue, New York, NY 10019.

     PAMI LLC makes investments for long term appreciation. It is wholly owned by Property Asset Management Inc., which makes all investment decisions on its behalf. The principal business and office address of PAMI LLC is 745 Seventh Avenue, New York, NY 10019.

     Property Asset Management Inc. makes investments for long term appreciation. It is 99.75% owned by Lehman ALI Inc., which makes all investment decisions on its behalf.

     Lehman ALI Inc. makes investments for long term appreciation. It is wholly owned by Lehman Brothers Holdings Inc., which makes all investment decisions on its behalf.

     Lehman Brothers Holdings Inc., through its domestic and foreign subsidiaries, is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth individual clients and customers. Lehman Brothers Holdings Inc. is a public listed company.

     LB Interstate GP LLC, LB Interstate LP LLC, PAMI LLC, Property Asset Management Inc., Lehman ALI Inc. and Lehman Brothers Holdings Inc. are collectively referred to herein as the "Lehman Investors".

     KFP Interstate, LLC makes investments for long term appreciation. KFP Interstate, LLC is a wholly owned subsidiary of KFP Holdings, Ltd, which makes all investment decisions on its behalf as its Managing Member. The principal business and office address of KPF Interstate, LLC is 545 E. John Carpenter Freeway, Suite 1400, Irving, Texas 75062.

     KFP Holdings Ltd. makes investments for long term appreciation. It is owned 1% by Grosvenor, LC and 33% by each of Jaffer Khimji Grantor Trust, St. Giles Trust and Mahmood Khimji. Grosvenor, LC is its General Partner and makes all investment decisions on its behalf.

     Grosvenor, LC makes investments for long term appreciation. It is wholly owned by Quadrangle Trust Company (BVI) Limited as sole Trustee of The Newlyn Trust, a discretionary trust, which makes all investment decisions on its behalf. The principal business and office address of Grosvenor, LC is 545 E. John Carpenter Freeway, Suite 1400, Irving, Texas 75062.

     Quadrangle Trust Company (BVI) Limited is a company regulated and licensed by the British Virgin Islands government that provides trustee services. Its principal business and office address is PO Box 438, Tropic Isle Building, Wickshams Cay 1, Roadtown, Tortola, British Virgin Islands.

     DEL-IHC, LLC makes investments for long term appreciation. It is owned 49.95% by D. E. Lefton Family Trust, 0.1% by Donald E. Lefton, and 49.95% by D. E. Lefton Family Trust. Donald E. Lefton is the Managing Member of DEL-IHC, LLC, and makes all of its investment decisions.

     SMW-IHC, LLC makes investments for long term appreciation. It is owned 33.3% by Warren Weiser, a U.S. citizen, 33.3% by Douglas Weiser, a U.S. citizen, 33.3% by Bradley Weiser, a U.S. citizen, and 0.1% by Sherwood M. Weiser. Sherwood M. Weiser is the Managing Member of SMW-IHC, LLC, and makes all of its investment decisions.

     KFP/LB IHR II, LP is referred to as the KFP Limited Partnership. The KFP Limited Partnership makes investments for long term appreciation. LB Interstate GP LLC and KFP/LB IHR GP, LLC are both General Partners of the KFP Limited Partnership and together make all of the investment decisions on behalf of the KFP Limited Partnership. LB Interstate LP LLC and KFP Interstate Associates LLC are both Limited Partners of the KFP Limited Partnership. The interests of LB Interstate LP LLC and LB Interstate GP LLC in the KFP Limited Partnership are subject to a call right at the option of KFP/LB IHR GP, LLC. The principal business and office address of the KFP Limited Partnership is 545 E. John Carpenter Freeway, Suite 1400, Irving, TX 75062.

     KA/LB IHR II, LP is referred to as the KA Limited Partnership. The KA Limited Partnership makes investments for long term appreciation. LB Interstate GP LLC and KA/LB IHR GP, LLC are both General Partners of the KA Limited Partnership and together make all of the investment decisions on behalf of the KA Limited Partnership. LB Interstate LP LLC and KA/TB, LLC, a Delaware limited liability company are the Limited Partners of the KA Limited Partnership. The interests of LB Interstate LP LLC and LB Interstate GP LLC in the KA Limited Partnership are subject to a call right at the option of KA/LB IHR GP, LLC. The principal business and office address of the KA Limited Partnership is 1221 Brickell Ave., Suite 900, Miami, FL 33131.

     CG Ventures/LB IHR II, LP is referred to as the CG Ventures Limited Partnership. The CG Ventures Limited Partnership makes investments for long term appreciation. LB Interstate GP LLC and CG Ventures/LB IHR GP, LLC are both General Partners of the CG Ventures Limited Partnership and together make all of the investment decisions on behalf of the CG Ventures Limited Partnership. LB Interstate LP LLC and CG Ventures LLC are both Limited Partners of the CG Ventures Limited Partnership. The interests of LB Interstate LP LLC and LB Interstate GP LLC in the CG Ventures Limited Partnership are subject to a call right at the option of CG Ventures/LB IHR GP, LLC. The principal business and office address of the CG Ventures Limited Partnership is 1221 Brickell Ave., Suite 900, Miami, FL 33131.

     SMW/LB IHR II, LP is referred to as the SMW Limited Partnership. The SMW Limited Partnership makes investments for long term appreciation. LB Interstate GP LLC and SMW/LB IHR GP, LLC are both General Partners of the SMW Limited Partnership and together make all of the investment decisions on behalf of the SMW Limited Partnership. LB Interstate LP LLC and SMW-IHC LLC are both Limited Partners of the SMW Limited Partnership. The interests of LB Interstate LP LLC and LB Interstate GP LLC in the SMW Limited Partnership are subject to a call right at the option of SMW/LB IHR GP, LLC. The principal business and office address of the SMW Limited Partnership is 3250 Mary Street, Miami, FL 33133.

     DEL/LB IHR II, LP is referred to as the DEL Limited Partnership. The DEL Limited Partnership makes investments for long term appreciation. LB Interstate GP LLC and DEL/LB IHR GP, Inc. are both General Partners of the DEL Limited Partnership and together make all of the investment decisions on behalf of the DEL Limited Partnership. LB Interstate LP LLC and DEL-IHC LLC are both Limited Partners of the DEL Limited Partnership. The interests of LB Interstate LP LLC and LB Interstate GP LLC in the DEL Limited Partnership are subject to a call right at the option of DEL/LB IHR GP, Inc. The principal business and office address of the DEL Limited Partnership is 3250 Mary Street, Miami, FL 33133.

     PS/LB IHR II, LP is referred to as the PS Limited Partnership. The PS Limited Partnership makes investments for long term appreciation. LB Interstate GP LLC and PS/LB IHR GP, Inc. are both General Partners of the PS Limited Partnership and together make all of the investment decisions on behalf of the PS Limited Partnership. LB Interstate LP LLC and Peter Sibley are both Limited Partners of the PS Limited Partnership. The interests of LB Interstate LP LLC and LB Interstate GP LLC in the PS Limited Partnership are subject to a call right at the option of PS/LB IHR GP, Inc. The principal business and office address of the PS Limited Partnership is 3250 Mary Street, Miami, FL 33133.

     KFP Interstate Associates, LLC makes investments for long term appreciation. KFP Interstate Associates, LLC is owned 99.5% by KFP Interstate, LLC which makes all investment decisions on its behalf as its Managing Member, and 0.5% by the Estate of Rochelle Seeman in Trust for St. Paul's Hospital Foundation. The principal business and office address of KPF Interstate Associates, LLC is 545 E. John Carpenter Freeway, Suite 1400, Irving, Texas 75062.

     KFP/LB IHR GP, LLC makes investments for long term appreciation. It is owned 100% by KFP Interstate Associates, LLC, and KFP Interstate
Associates, LLC makes all of its investment decisions. The principal business and office address of KFP/LB IHR GP, LLC is 545 E. John Carpenter Freeway, Suite 1400, Irving, Texas 75062.

     KA/LB IHR GP, LLC makes investments for long term appreciation. It is owned 100% by Karim Alibhai, who makes all of its investment decisions.

     CG Ventures/LB IHR GP, LLC makes investments for long term appreciation. It is owned 100% by Haider Alibhai Ukani, who makes all of its investment decisions.

     SMW/LB IHR GP, LLC makes investments for long term appreciation. It is owned 100% by Sherwood M. Weiser, and Sherwood M. Weiser makes all of its investment decisions.

     DEL/LB IHR GP, Inc. makes investments for long term appreciation. It is owned 100% by Donald E. Lefton, and Donald E. Lefton makes all of its investment decisions.

     PS/LB IHR GP, Inc. makes investments for long term appreciation. It is owned 100% by Peter Sibley, who makes all of its investment decisions.

     KA/LB IHR GP, LLC, Karim Alibhai, CG Ventures/LB IHR GP, LLC, SMW/LB IHR GP, LLC, SMW-IHC LLC, DEL/LB IHR GP, Inc. DEL-IHC LLC, PS/LB IHR GP, Inc. and Peter Sibley are collectively referred to as the "CG Investors". The principal business and office address of KA/LB IHR GP, LLC and Karim Alibhai is 1221 Brickell Avenue, Suite 900, Miami, Florida 33131. The principal business and office address of each of the other CG Investors is 3250 Mary Street, Suite 500, Miami, Florida 33133.

     KFP/LB IHR GP, LLC, KFP Interstate Associates, LLC, KFP Interstate, LLC, KFP Holdings, Ltd., Grosvenor, LC, and Quadrangle Trust Company (BVI) Limited are collectively referred to herein as the "KFP Investors."

     Each of Karim Alibhai, Sherwood M. Weiser and Haider Alibhai Ukani is presently employed as a private investor. The principal business address of Sherwood M. Weiser is 3250 Mary Street, 5th Floor, Miami, Florida 33133. The principal business address of Haider Alibhai Ukani is 1221 Brickell Avenue, Suite 900, Miami, FL 33131.

     The business address of, and the name, business address, present principal occupation or employment and citizenship of each executive officer and director or limited partner of Reporting Persons Property Asset Management Inc., Lehman ALI Inc., Lehman Brothers Holding Inc., KFP Holdings Ltd., Quadrangle Trust Company (BVI) Limited, DEL/LB IHR GP, Inc. and PS/LB IHR GP, Inc. are set forth in Schedules A through G hereto which are incorporated herein by reference.

     During the last five years, none of the Reporting Persons nor, to the knowledge of each of the Reporting Persons, the persons listed on Schedules A through G hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws, with the potential exceptions described in the next paragraph.

     Lehman Brothers Inc., an affiliate of the Lehman Investors, has been involved in a number of civil proceedings which concern matters arising in connection with the conduct of its business. Certain of such proceedings have resulted in findings of violation of federal or state securities laws. Each of these proceedings was settled by Lehman Brothers Inc. consenting to the entry of an order without admitting or denying the allegations in the complaint. All of such proceedings are reported and summarized in the Schedule D to Lehman Brothers Inc.'s Form BD filed with the Securities and Exchange Commission, which descriptions are hereby incorporated by reference.

     Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Exchange Act.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

        Item 3 is amended to read in its entirety:

Distribution and Contribution Agreement

     On August 17, 2004 the partners of each of CGLH Partners I LP and
CGLH Partners II LP (collectively, the "CGLH Partnerships") entered into a Distribution and Contribution Agreement, attached as Exhibits 99.2 and 99.3, respectively, pursuant to which all of the shares of common stock of the Company held by the relevant partnership were distributed to the KFP Limited Partnership, the KA Limited Partnership, the CG Ventures Limited Partnership, the SMW Limited Partnership, the DEL Limited Partnership, the PS/LB Limited Partnership (collectively, the "New Shareholder Partnerships"), LB Interstate LP LLC, a limited partner of each of the relevant partnerships ("LB Interstate") and LB Interstate GP LLC, a general partner of each of the relevant partnerships ("LB GP").

     The funds for the CGLH Partnerships' original purchase of the shares of common stock of the Company were obtained from their available funds as working capital or capital contributions by their direct or indirect owners, funded from their available funds.

     None of the individuals listed on Schedules A through G hereto has contributed any funds or other consideration towards the purchase of the securities formerly held by the CGLH Partnerships and now held by the New Shareholder Partnerships, LB Interstate and LB GP except insofar as they may have partnership interests in any of the Reporting Persons and have made capital contributions to any of the Reporting Persons, as the case may be.

ITEM 4. PURPOSE OF TRANSACTION

        Item 4 is amended to read in its entirety:

1.   Intentions of Reporting Persons

     Each of the New Shareholder Partnerships intends to continually evaluate the business, prospects and financial condition of the Company, the market for the common stock of the Company, other opportunities available to that New Shareholder Partnership, general economic conditions, money and stock market conditions and other factors and future developments which that partnership may deem relevant from time to time. Depending on such factors, any of the New Shareholder Partnerships may decide to sell all or part of the shares it holds. Any such acquisition or disposition of the common stock of the Company may be effected through open market or privately negotiated transactions, or otherwise.

     The Lehman Investors intend to continually evaluate the business, prospects and financial condition of the Company, the market for the common stock of the Company, other opportunities available to the Lehman Investors, general economic conditions, money and stock market conditions and other factors and future developments which the Lehman Investors may deem relevant from time to time. Depending on such factors, the Lehman Investors may decide to sell all or part of the shares they hold. Any such acquisition or disposition of the common stock of the Company may be effected through open market or privately negotiated transactions, or otherwise.

     The CG Investors intend to continually evaluate the business, prospects and financial condition of the Company, the market for the common stock of the Company, other opportunities available to the CG Investors, general economic conditions, money and stock market conditions and other factors and future developments which the CG Investors may deem relevant from time to time. Depending on such factors, the CG Investors may decide to sell all or part of the shares they hold. Any such acquisition or disposition of the common stock of the Company may be effected through open market or privately negotiated transactions, or otherwise.

     The shares of common stock of the Company beneficially owned by each of Sherwood M. Weiser, Karim Alibhai, Donald E. Lefton, Haider Alibhai Ukani and Peter Sibley were acquired by such individuals for long-term investment purposes.

     The KFP Investors intend to continually evaluate the business, prospects and financial condition of the Company, the market for the Common Stock, other opportunities available to the KFP Investors, general economic conditions, money and stock market conditions and other factors and future developments which the KFP Investors may deem relevant from time to time. Depending on such factors, the KFP Investors may decide to sell all or part of the shares they hold. Any such acquisition or disposition of the shares of common stock of the Company may be effected through open market or privately negotiated transactions, or otherwise.

     Except as set forth above in this Item 4, none of the New Shareholder Partnerships, the Lehman Investors, the CG Investors, and the KFP Investors have any specific plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

     Item 5 is amended to read in its entirety:

     The information contained in Items 11 and 13 of each of the cover pages to this Schedule 13D/A are incorporated herein by reference.

     The Lehman Investors disclaim beneficial ownership of the shares of the common stock of the Company beneficially owned by the New Shareholder Partnerships to the extent of (a) the interests in the New Shareholder Partnerships held by persons other than the Lehman Investors and (b) shares of the common stock of the Company directly owned by persons other than the Lehman Investors. Lehman Brothers Inc., a wholly owned broker-dealer subsidiary of Lehman Brothers Holdings Inc., and other affiliates acting in the ordinary course of business as broker dealers, may have purchased and sold shares of the common stock of the Company on behalf of their customers.

     The CG Investors disclaim beneficial ownership of the shares of common stock of the Company beneficially owned by the New Shareholder Partnerships to the extent of (a) the interests in the New Shareholder Partnerships held by persons other than the CG Investors and (b) shares of common stock of the Company directly owned by persons other than the CG Investors.

     The KFP Investors disclaim beneficial ownership of the shares of common stock of the Company beneficially owned by the New Shareholder Partnerships to the extent of (a) the interests in the New Shareholder Partnerships held by persons other than the KFP Investors and (b) shares of common stock of the Company directly owned by persons other than the KFP Investors.

     None of the Reporting Persons or, to the knowledge of the Reporting Persons, the persons listed on Schedules A to G hereto beneficially owns any shares of the common stock of the Company other than as set forth herein.

     The information contained in Item 3 of this Schedule 13D/A is incorporated herein by reference.

     This statement also reflects the acquisition of beneficial ownership of certain shares of the Company's common stock pursuant to directors' stock options which have vested and become exercisable. Through the vesting of directors' stock options, Karim Alibhai has acquired beneficial ownership of 4,167 shares of the Company's common stock and Sherwood M. Weiser has acquired beneficial ownership of 2,500 shares of the Company's common stock. In addition, LB Interstate LP LLC has acquired beneficial ownership of 5,000 shares of the Company's common stock pursuant to the vesting of directors' stock options granted to Joseph J. Flannery and Raymond C. Mikulich.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     Item 6 is amended to read in its entirety:

     The responses set forth in Items 3 and 5 of this Schedule 13D/A are incorporated herein by reference.

Stockholders' Agreement
     In connection with the Distribution and Contribution Agreement, the distributees of the shares formerly held by the CGLH Partnerships entered into a Stockholders' Agreement, attached as Exhibit 99.4. The Stockholders' Agreement limits the ability of those investors to transfer their shares of the Company's common stock without the consent of LB Interstate for a period of one year. The limitations on transfer do not apply to certain permitted transfers and pledges of shares of the Company's common stock in connection with obtaining margin loans. The Stockholders' Agreement also provides the other stockholder parties the opportunity to sell common stock, under certain circumstances, in the event of sales of common stock by LB Interstate.

Amended and Restated Registration Rights Agreement
     In connection with the Distribution and Contribution Agreement, the Company also entered into an Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement"), attached as Exhibit 99.5 hereto, amending and restating the registration rights agreement originally entered into with the CGLH Partnerships. The following summary of the Registration Rights Agreement is qualified in its entirety by reference to the text of the Registration Rights Agreement.

     The Registration Rights Agreement provides, subject to the limitations described therein, if at any time the Company proposes to file a registration statement with the SEC to register any of the Company's common stock or other debt or equity securities that may be converted into or exchanged for shares of common stock, for sale to the public, the principal investor group will have the right to include in the registration their shares of common stock. This right will be triggered whether the sale to the public is made by the Company for the Company's account, or on behalf of any of the Company's selling stockholders. The stockholder parties also may, on an aggregate of seven occasions, obligate the Company to file a registration statement covering the resale of their common stock so long as this demand for registration is for at least 12,500,000 shares of the Company's common stock (or securities convertible into 12,500,000 shares of the Company's common stock) or a lesser number of shares, so long as the gross proceeds of the intended sale would be at least $2,000,000. The Registration Rights Agreement also provides that if the Company gives any person registration rights that are more favorable than those granted to these stockholders, other than the number of registrations that may be demanded, with respect to any of the Company's securities, the Company will be required to provide these stockholders with notice of that event, and accord them those more favorable rights.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

99.1      Joint Filing Agreement

99.2 Distribution and Contribution Agreement of CGLH Partners I LP, dated as of August 17, 2004, by and among LB Interstate GP LLC, MK/CG-GP LLC, LB Interstate LP LLC, MK/CG-LP LLC, KFP/LB IHR II, LP, KA/LB IHR II, LP, CG Ventures/LB IHR II, LP, SMW/LB IHR II, LP, DEL/LB IHR II, LP and PS/LB IHR II, LP

99.3 Distribution and Contribution Agreement of CGLH Partners II LP, dated as of August 17, 2004, by and among LB Interstate GP LLC, MK/CG-GP LLC, LB Interstate LP LLC, MK/CG-LP LLC, KFP/LB IHR II, LP, KA/LB IHR II, LP, CG Ventures/LB IHR II, LP, SMW/LB IHR II, LP, DEL/LB IHR II, LP and PS/LB IHR II, LP

99.4 Stockholders Agreement, dated as of August 17, 2004, by and among the Stockholders

99.5 Amended and Restated Registration Rights Agreement, dated as of August 17, 2004, by and between the Company, LB Interstate LP LLC, KFP/LB IHR II, LP, KA/LB IHR II, LP, CG Ventures/LB IHR II, LP, SMW/LB IHR II, LP, DEL/LB IHR II, LP and PS/LB IHR II, LP


                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 17, 2004

                                        LB INTERSTATE GP LLC


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name: Joseph J. Flannery
                                           Title: Authorized Signatory



                                        LB INTERSTATE LP LLC


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name: Joseph J. Flannery
                                           Title: Authorized Signatory



                                        PAMI LLC


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name: Joseph J. Flannery
                                           Title: Authorized Signatory



                                        PROPERTY ASSET MANAGEMENT INC.


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name: Joseph J. Flannery
                                           Title: Authorized Signatory



                                        LEHMAN ALI INC.


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name: Joseph J. Flannery
                                           Title: Authorized Signatory



                                        LEHMAN BROTHERS HOLDINGS INC.


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name: Joseph J. Flannery
                                           Title: Authorized Signatory

                                        DEL-IHC, LLC


                                        By: /s/ Donald E. Lefton
                                           --------------------------------
                                           Name: Donald E. Lefton
                                           Title: Authorized Signatory



                                        DONALD E. LEFTON

                                        /s/ Donald E. Lefton
                                        -----------------------------------



                                        SMW-IHC, LLC


                                        By: /s/ Sherwood M. Weiser
                                           --------------------------------
                                           Name: Sherwood M. Weiser
                                           Title: Authorized Signatory



                                        SHERWOOD M. WEISER

                                        /s/ Sherwood M. Weiser
                                        -----------------------------------



                                        KFP INTERSTATE ASSOCIATES, LLC


                                        By: /s/ Jaffer Khimji
                                           --------------------------------
                                           Name: Jaffer Khimji
                                           Title: Authorized Signatory



                                        KFP INTERSTATE, LLC


                                        By: /s/ Jaffer Khimji
                                           --------------------------------
                                           Name: Jaffer Khimji
                                           Title: Authorized Signatory



                                        GROSVENOR, LC


                                        By: /s/ Jaffer Khimji
                                           --------------------------------
                                           Name: Jaffer Khimji
                                           Title: Authorized Signatory



                                        QUADRANGLE TRUST COMPANY (BVI) LIMITED
                                          AS TRUSTEE OF THE NEWLYN TRUST


                                        By: /s/ Nicholas Lane and Miles Walton
                                           -----------------------------------
                                           Name: Nicholas Lane / Miles Walton
                                           Title: Authorized Signatories



                                        KFP HOLDINGS, LTD.


                                        By: /s/ Jaffer Khimji
                                           --------------------------------
                                           Name: Jaffer Khimji
                                           Title: Authorized Signature



                                        KARIM ALIBHAI

                                        /s/ Karim Alibhai
                                        -----------------------------------


                                        KFP/LB IHR II, LP


                                        By: KFP/LB IHR GP, LLC,
                                            its General Partner

                                            By:  /s/ Jaffer Khimji
                                                 ------------------------------
                                                 Name:  Jaffer Khimji
                                                 Title: Authorized Signatory



                                        KFP/LB IHR GP, LLC

                                         By:  /s/ Jaffer Khimji
                                              ------------------------------
                                              Name:  Jaffer Khimji
                                              Title: Authorized Signatory


                                        KA/LB IHR II, LP

                                        By:  KA/LB IHR GP, LLC,
                                             its General Partner

                                             By: /s/ Karim Alibhai
                                                 ---------------------------
                                                 Name:  Karim Alibhai
                                                 Title: Managing Member


                                        KA/LB IHR GP, LLC

                                        By: /s/ Karim Alibhai
                                           ---------------------------------
                                           Name:  Karim Alibhai
                                           Title: Managing Member


                                        CG Ventures/LB IHR II, LP


                                        By: CG Ventures/LB IHR GP, LLC,
                                            its General Partner

                                            By:   /s/ Haider Alibhai Ukani
                                                 ---------------------------
                                                 Name:  Haider Alibhai Ukani
                                                 Title: Vice President


                                        CG Ventures/LB IHR GP, LLC


                                        By:  /s/ Haider Alibhai Ukani
                                            ---------------------------
                                            Name:  Haider Alibhai Ukani
                                            Title: Vice President


                                        HAIDER ALIBHAI UKANI

                                         /s/ Haider Alibhai Ukani
                                        ---------------------------


                                        SMW/LB IHR II, LP

                                        By:  SMW/LB IHR GP, LLC,
                                             its General Partner

                                             By:  /s/ Sherwood M. Weiser
                                                 ---------------------------
                                                 Name:  Sherwood M. Weiser
                                                 Title: Managing Member


                                        SMW/LB IHR GP, LLC

                                        By:   /s/ Sherwood M. Weiser
                                             -------------------------------
                                             Name:  Sherwood M. Weiser
                                             Title: Managing Member


                                        DEL/LB IHR II, LP


                                        By: DEL/LB IHR GP, INC.,
                                            its General Partner

                                            By:   /s/ Donald E. Lefton
                                                 ------------------------------
                                                 Name:  Donald E. Lefton
                                                 Title: President

                                        DEL/LB IHR GP, INC.


                                        By:  /s/ Donald E. Lefton
                                            --------------------------------
                                            Name:  Donald E. Lefton
                                            Title: President


                                        PS/LB IHR II, LP


                                        By: PS/LB IHR GP, Inc.,
                                            its General Partner

                                            By:   /s/ Peter Sibley
                                                 ------------------------------
                                                 Name:  Peter Sibley
                                                 Title: President


                                        PS/LB IHR GP, INC.


                                        By:  /s/ Peter Sibley
                                            --------------------------------
                                            Name:  Peter Sibley
                                            Title: President


                                        PETER SIBLEY


                                         /s/ Peter Sibley
                                        ------------------------------------



                                        CGLH PARTNERS I LP


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name:  Joseph J. Flannery
                                           Title: Authorized Signatory



                                        CGLH PARTNERS II LP


                                        By: /s/ Joseph J. Flannery
                                           --------------------------------
                                           Name:  Joseph J. Flannery
                                           Title: Authorized Signatory


                                        MK/CG GP LLC


                                        By: /s/ Donald E. Lefton
                                           --------------------------------
                                           Name:  Donald E. Lefton
                                           Title: Authorized Signatory


                                        MK/CG LP LLC


                                        By: /s/ Donald E. Lefton
                                           --------------------------------
                                           Name:  Donald E. Lefton
                                           Title: Authorized Signatory


                                        CG INTERSTATE ASSOCIATES LLC


                                        By: /s/ Karim Alibhai
                                           --------------------------------
                                           Name:  Karim Alibhai
                                           Title: Authorized Signatory


                                        CONTINENTAL GENCOM HOLDINGS, LLC


                                        By: /s/ Karim Alibhai
                                           --------------------------------
                                           Name:  Karim Alibhai
                                           Title: Authorized Signatory

                                                                     Schedule A

                      Executive Officers and Directors

                                     of

                       Property Asset Management Inc.

     The names and principal occupations of the Directors of Property Asset Management Inc. are as set forth below. Property Asset Management Inc. has no Executive Officers. The business address for all such persons is that of Property Asset Management Inc. at 745 Seventh Avenue, New York, NY 10019. Each listed individual is a United States citizen.

        Name                                  Present Principal Occupation
     -----------                            --------------------------------

Directors:

        Yon K. Cho                            Employee of Lehman Brothers Inc.
        Kenneth C. Cohen                      Employee of Lehman Brothers Inc.
        Mark A. Walsh                         Employee of Lehman Brothers Inc.






                                                                     Schedule B

                      Executive Officers and Directors

                                     of

                              Lehman ALI Inc.

     The names and principal occupations of the Directors and Executive Officers of Lehman ALI Inc. are as set forth below. The business address for all such persons is that of Lehman ALI Inc. at 745 Seventh Avenue, New York, NY 10019. Each listed individual is a United States citizen.

        Name                                  Present Principal Occupation
     -----------                            --------------------------------

Directors:

        Yon K. Cho                            Employee of Lehman Brothers Inc.
        Kenneth C. Cohen                      Employee of Lehman Brothers Inc.
        Mark A. Walsh                         Employee of Lehman Brothers Inc.

Co-Presidents:

        Yon K. Cho                            Employee of Lehman Brothers Inc.
        Kenneth C. Cohen                      Employee of Lehman Brothers Inc.



                                                                     Schedule C

                      Executive Officers and Directors

                                     of

                       Lehman Brothers Holdings Inc.

     The names and principal occupations of the Directors and Executive Officers of Lehman Brothers Holdings Inc. are as set forth below. The business address for all such persons is that of Lehman Brothers Holdings Inc. at 745 Seventh Avenue, New York, NY 10019. Each listed individual is a United States citizen.

        Name                                  Present Principal Occupation
     -----------                            --------------------------------

Directors:

        Michael L. Ainslie                    Private Investor and former
                                              President and Chief Executive
                                              Officer of Sotheby's Holdings

        John F. Akers                         Retired Chairman of International
                                              Business Machines Corporation

        Roger S. Berlind                      Theatrical Producer

        Thomas H. Cruikshank                  Retired Chairman and Chief
                                              Executive Officer of Halliburton
                                              Company

        Marsha John Evans                     President of American Red Cross

        Richard S. Fuld, Jr.                  Chairman and Chief Executive
                                              Officer of Lehman Brothers
                                              Holdings Inc.

        Sir Christopher Gent                  Former Chief Executive Officer,
                                              Vodaphone Group Plc

        Henry Kaufman                         President of Henry Kaufman &
                                              Company, Inc.

        John D. Macomber                      Principal of JDM Investment Group

        Dina Merrill                          Director and Vice Chairman of RKO
                                              Pictures, Inc. and Actress



Executive Officers:

        Richard S. Fuld, Jr.                  Chairman and Chief Executive
                                              Officer

        Jonathan E. Beyman                    Chief of Operations and
                                              Technology

        David Goldfarb                        Chief Financial Officer

        Joseph M. Gregory                     President and Chief Operating
                                              Officer

        Bradley H. Jack                       Office of the Chairman

        Thomas A. Russo                       Chief Legal Officer



                                                                     Schedule D

                                  Members

                                     of

                             KFP Holdings Ltd.

     The names and principal occupations of the members of KFP Holdings Ltd. are as set forth below. There are no Executive Officers of KFP Holdings Ltd. The business address for all such persons is that of KFP Holdings Ltd. at 545 E. John Carpenter Freeway, Suite 1400, Irving, Texas 75062. Each listed individual is a United States citizen.

        Name                                  Present Principal Occupation
     -----------                            --------------------------------

Members:

        Mahmood Khimji                        President, Highgate Holdings,
                                                     Inc.
        Jaffer Khimji Grantor Trust           A Trust formed under Texas law
        St. Giles Trust                       A Trust formed under Texas law

                                                                     Schedule E

                      Executive Officers and Directors

                                     of

                   Quadrangle Trust Company (BVI) Limited

     The names and principal occupations of the directors and executive officers of Quadrangle Trust Company (BVI) Limited are as set forth below.

        Name                                  Present Principal Occupation
     -----------                            --------------------------------

Directors:

        Nicholas Lane (a United Kingdom citizen)   Trust Manager
                                                   Insinger Trust (BVI) Limited
                                                   PO Box 438,
                                                   Tropical Isle Building,
                                                   Wicksham Cay 1,
                                                   Roadtown, Tortola,
                                                   British Virgin Islands

        Roger White (a United Kingdom citizen)     Chief Executive Officer
                                                   Insinger Trust (BVI) Limited
                                                   PO Box 438,
                                                   Tropical Isle Building,
                                                   Wicksham Cay 1,
                                                   Roadtown, Tortola,
                                                   British Virgin Islands

        Raymond Page (a United Kingdom citizen)    Chartered Accountant
                                                   Insinger Trust (BVI) Limited
                                                   PO Box 237,
                                                   St. Peter Port,
                                                   Gurnsey,
                                                   Channel Islands

                                                                    Schedule F


                      Executive Officers and Directors

                                     of

                            DEL/LB IHR GP, Inc.

     The names and principal occupations of the Directors and Executive Officers of DEL/LB IHR GP, Inc. are as set forth below. The business address for all such persons is that of DEL/LB IHR GP, Inc. at 3250 Mary Street, 5th Floor, Miami, Florida 33133. Each listed individual is a United States citizen.

     Name                                         Present Principal Occupation
     ----                                         ----------------------------

Director:

    Donald E. Lefton                                  Private investor

President:

    Donald E. Lefton                                  Private investor

                                                                     Schedule G

                      Executive Officers and Directors

                                     of

                             PS/LB IHR GP, Inc.

     The names and principal occupations of the Directors and Executive Officers of PS/LB IHR GP, Inc. are as set forth below. The business address for all such persons is that of PS/LB IHR GP, Inc. at 3250 Mary Street, 5th Floor, Miami, Florida 33133. Each listed individual is a United States citizen.

     Name                                         Present Principal Occupation
     ----                                         ----------------------------

Director:

    Peter Sibley                                      Private investor

President:

    Peter Sibley                                      Private investor